IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§	CASE NO. 10-30747
§
CROSS CANYON ENERGY CORP.,	§
§
Debtor.	§	(Chapter 11)
§
§

PREPACKAGED PLAN OF REORGANIZATION
OF CROSS CANYON ENERGY CORP.
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Rhett G. Campbell
Texas State Bar No.03714500
THOMPSON & KNIGHT LLP
333 Clay Street, Suite 3300
Houston, Texas  77002
Telephone:  713.654.8111
and
Ira L. Herman
Texas State Bar No. 24063314
Jennifer A. Christian
THOMPSON & KNIGHT LLP
919 Third Avenue, 39th Floor
New York, New York  10022-3915
Telephone:  212.751.3001

Attorneys for Cross Canyon Energy Corp.

DATED:  January 28, 2010

TABLE OF CONTENTS

ARTICLE I DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME		1
A.	Definitions	1
B.	Scope of Definitions; Rules of Construction	7
C.	Rules of Interpretation	7
D.	Computation of Time	9
ARTICLE II CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		9
A.	Classification	9
B.	Classes and Treatment of Claims and Interests Therein	9
C.	Aggregation	11
D.	Alternative Treatment	11
ARTICLE III MEANS FOR IMPLEMENTATION OF THE PLAN		11
A.	Credit Facility	11
B.	Satisfaction of Allowed Claims	12
C.	Cancellation of Interests; Issuance of New Common Stock	12
D.	Restructuring Transactions	12
E.	Continued Corporate Existence; Certificates of Incorporation and By-laws	13
F.	Authority	13
G.	Substantial Consummation	13
H.	Cancellation of Instruments and Agreements	13
I.	Directors and Officers	14
J.	Board Observation	14
K.	Releases	14
L.	Certain Retained Causes of Action	14
M.	Exemption from Certain Transfer Taxes	15
N.	Assignment of Litigation Claims	15
ARTICLE IV PROVISIONS GOVERNING DISTRIBUTIONS		15
A.	Delivery of Distributions; Undeliverable or Unclaimed Distributions	15
B.	Withholding and Reporting Requirements	16
C.	Setoffs	16

i

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND OTHER AGREEMENTS		17
A.	Assumption/Rejection	17
B.	Pass-Through	17
C.	Oil and Gas Leases	17
D.	Assumed Executory Contracts and Unexpired Leases	18
E.	Preexisting Obligations to the Debtor Under Executory Contracts and
	Unexpired Leases	18
F.	Assumed Contracts and Leases	18
G.	Reservation of Rights	18
H.	Nonoccurrence of Effective Date	19
I.	Additional Cure Provisions	19
J.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	19
K.	Compensation, Benefit, and Pension Programs	19
L.	Indemnification Obligations	20
M.	Treatment of Change of Control Provisions	20
ARTICLE VI ACCEPTANCE OR REJECTION OF THE PLAN		20
A.	Classes Entitled To Vote	20
B.	Acceptance by Impaired Classes	20
C.	Cramdown	21
ARTICLE VII CONDITIONS PRECEDENT TO PLAN’S CONFIRMATION AND EFFECTIVE DATE		21
A.	Conditions Precedent to Confirmation	21
B.	Conditions Precedent to Effective Date	21
C.	Waiver of Conditions	22
ARTICLE VIII MODIFICATION; WITHDRAWAL		23
ARTICLE IX RETENTION OF JURISDICTION		23
ARTICLE X EFFECTS OF CONFIRMATION		24
A.	Binding Effect and Discharge of the Debtor	24
B.	Vesting	24
C.	Exculpation and Limitation of Liability	25
D.	Good Faith	25
E.	Injunction	25

ii

ARTICLE XI MISCELLANEOUS PROVISIONS		25
A.	Objections to Claims	26
B.	Payment of Statutory Fees	26
C.	Severability of Plan Provisions	26
D.	Successors and Assigns	26
E.	Term of Injunctions or Stays	26
F.	Notices to Debtor	26
G.	Governing Law	27

iii

INTRODUCTION

Cross Canyon Energy Corp., a Nevada corporation (“Cross Canyon”), proposes this prepackaged reorganization plan (as may be amended, the “Plan”) pursuant to Chapter 11 of Title 11 of the United States Code.  Reference is made hereby to the Disclosure Statement (as defined herein) distributed with this Plan.  The Disclosure Statement, among other things, describes (a) the treatment of claims and interests under the Plan, including a description of securities to be issued under the Plan to satisfy certain claims, (b) various matters relating to confirmation of the Plan, and (c) financial and other information regarding Cross Canyon.  YOU ARE URGED TO READ THE PLAN AND DISCLOSURE STATEMENT WITH CARE TO EVALUATE THE LEGAL EFFECT OF THE PLAN ON YOUR RIGHTS AND CONSULT WITH COUNSEL OF YOUR CHOICE.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME

A.           Definitions

1.1           “Administrative Agent” means CIT Capital USA, Inc., as administrative agent with regard to the CIT Revolving Loan and the CIT Term Loan.

1.2           “Administrative Claim” means a Claim for payment of an expense of a kind specified in sections 503(b) and 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses of preserving property of the Estate, including operating expenses, plus wages, salaries, and commissions, and (b) all fees and charges assessed against the Estate under Section 1930 of title 28, United States Code.

1.3           “Allowance Date” means the later of (a) the Effective Date and (b) the date a claim becomes an Allowed Claim.

1.4           “Allowed” means (a) a Claim (other than an Administrative Claim) that (i) has been allowed by a Final Order, (ii) is listed on the Schedules filed by the Debtor, other than as unliquidated, contingent, or disputed, in an amount greater than zero, (iii) is the subject of a timely filed proof of claim as to which no objection has been filed (either by way of objection or amendment to the Schedules) within the periods fixed by the Bankruptcy Code or by any order of the Bankruptcy Court, or (iv) is expressly allowed in a liquidated amount by the Plan; and (b) any Administrative Claim as to which a timely request for payment has been made in accordance with this Plan (if such written request is required) and such request has been allowed by a Final Order; and (c) any Interest that, as of the Petition Date, appears of record in the equity register maintained by or on behalf of the Debtor.

1.5           “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, as now in effect or hereafter amended.

1.6           “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.

1.7           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, and the Federal Rules of Civil Procedure and the local rules of the Bankruptcy Court, as applicable to Chapter 11 cases or proceedings therein, together with all amendments and modifications thereto.

1.8           “Board” means the Board of Directors of the Reorganized Debtor.

1.9           “Board Observation Agreement” means that certain board observation agreement, between the Debtor and CIT, pursuant to which CIT may, among other things, observe and participate in meetings of the board of directors of the Debtor.

1.10           “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Fed. R. Bankr. P. 9006(a)), on which commercial banks are open for business in New York, New York.

1.11           “Cash” means legal tender of the United States.

1.12           “Causes of Action” means all rights, claims, causes of action, defenses, debts, demands, damages, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

1.13           “Certificate of Incorporation” has the meaning set forth in Article III of this Plan.

1.14           “Chapter 11 Case” means the Chapter 11 case of the Debtor.

1.15           “Claim” means a claim within the meaning of section 101(5) of the Bankruptcy Code.

1.16           “Claims Bar Date” means the last day for filing proofs of claim on account of pre-petition claims in this Chapter 11 Case.

1.17           “Class” means a class of Claims or Interests listed in the Plan.

1.18           “CIT” means the CIT Group/Equity Investments, Inc., a New Jersey corporation.

1.19           “CIT First Lien Credit Agreement” means the Amended and Restated Credit Agreement, dated September 2, 2008.

1.20           “CIT First Lien Lender Claims” means the obligations of the Debtor under the CIT First Lien Credit Agreement.

1.21           “CIT First Lien Lenders” means the Administrative Agent and other lenders under the CIT First Lien Credit Agreement.

1.22           “CIT Second Lien Credit Agreement” means the Second Lien Term Loan Agreement, dated September 2, 2008.

1.23           “CIT Second Lien Lender Claims” means the obligations of the Debtor under the CIT Second Lien Credit Agreement.

1.24            “CIT Second Lien Lenders” means the Administrative Agent and other lenders under the CIT Second Lien Credit Agreement.

1.25           “CIT Revolving Loan” means the loans and advances made by the CIT First Lien Lenders pursuant to the CIT First Lien Credit Agreement.

1.26           “CIT Term Loan” means the loans and advances made by the CIT Second Lien Lenders pursuant to the CIT Second Lien Credit Agreement.

1.27           “Collateral” means any property or interest in property of the Estate subject to a Lien to secure the payment or performance of a Claim.

1.28           “Collateral Documents” means the agreements, documents, and filings related to the CIT First Lien Credit Agreement and CIT Second Lien Credit Agreement creating Liens in favor of the Administrative Agents thereunder.

1.29           “Common Shares” means the common stock, par value $________, of the Debtor.

1.30           “Common Stock Interest” means the Debtor’s Common Shares on the [record date].

1.31           “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order.

1.32           “Confirmation Date” means the date the Bankruptcy Court enters the Confirmation Order.

1.33           “Confirmation Hearing” means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.34           “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.35           “Cross Canyon” shall have the meaning set forth in the Introduction to this Plan.

1.36           “Cure” means the payment of Cash by the Debtor or distribution of other property (as the parties may agree or the Bankruptcy Court may order) necessary to cure defaults under an executory contract or unexpired lease to permit the Debtor to assume such contract or unexpired lease pursuant to section 365(a) of the Bankruptcy Code.

1.37           “Debtor” means Cross Canyon, as debtor and debtor-in-possession, under sections 1107 and 1108 of the Bankruptcy Code.

1.38           “Disclosure Statement” means the written document described in section 1125 of the Bankruptcy Code and relating to the Plan, as amended, supplemented or modified from time to time, and distributed in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018.

1.39           “Effective Date” means the first Business Day on which (a) all conditions precedent in Article VII, Section B of the Plan have been satisfied or waived, and (b) either (i) the Confirmation Order is a Final Order, or (ii) the date selected by the Debtor after the entry of the Confirmation Order, provided that no stay is then in effect.

1.40           “Estate” means the property of the Debtor wherever located and by whomever held, as provided under section 541 of the Bankruptcy Code.

1.41           “Exit Facility” means the new notes in an aggregate principal amount of $10 million.

1.42           “Filed Claims” means those certain proofs of claim filed with the Clerk of the Bankruptcy Court in connection with the Chapter 11 Case.

1.43           “Final Order” means (a) an order or judgment of the Bankruptcy Court as to which (i) the time to appeal, petition for certiorari, or file a motion for reargument or rehearing has expired, and (ii) no appeal, petition for certiorari, or motion for reargument or rehearing shall then be pending, or (b) in the event an appeal, petition for certiorari, or motion for reargument or rehearing has been sought, the order or judgment of the Bankruptcy Court shall have been (i) affirmed by the highest court to which such order was appealed or from which reargument or rehearing was sought, or certiorari has been denied, and (ii) the time to take any further appeal, petition for certiorari or other proceedings for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or a motion under section 1144 of the Bankruptcy Code may be filed with respect to such order.

1.44           “Findings and Conclusions” means the findings and conclusions entered by the Bankruptcy Court pursuant to Bankruptcy Rule 7052 in relation to the Confirmation Order.

1.45           “General Unsecured Claim” means any Claim against the Debtor that is neither secured by a Lien nor entitled to priority under the Bankruptcy Code or any order of the Court, including, without limitation, any Claim arising from the rejection of an executory contract or unexpired lease under section 365 of the Bankruptcy Code.

1.46           “Governmental Claims Bar Date” means the last day for filing a Claim in this Chapter 11 Case by a governmental unit.

1.47           “Holder” means the beneficial holder of any Claim or Interest.

1.48           “Impaired” has the meaning ascribed to it by section 1124 of the Bankruptcy Code.

1.49           “Interest” means the legal, equitable, contractual and other rights of any Person with respect to any shares in the Debtor or any other right thereto (or relating thereto), including, but not limited to, common stock, preferred stock, stock options and warrants.

1.50           “Lien” means what has been ascribed to the term by section 101(37) of the Bankruptcy Code.

1.51           “Material Adverse Change” means a material adverse change in or material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Debtor and its subsidiaries taken as a whole or (b) the ability of the Debtor or any of its subsidiaries to perform any of its obligations under the Plan, the Plan Implementation Certificate, or any Plan Supplement.

1.52           “New Common Stock” means the new common units of the Reorganized Debtor to be issued under the Plan.

1.53           “New Junior Preferred Stock” means the new series of junior preferred stock, subordinated to the New Senior Preferred Stock, but senior to the New Common Stock, of the Reorganized Debtor.

1.54           “New Security Agreement” means such documents as shall be required to secure repayment of the New Senior Secured Credit Facility, in the form attached to the Disclosure Statement as Exhibit L.

1.55           “New Senior Preferred Stock” means the new series of senior preferred stock, senior to the New Junior Preferred Stock and to the New Common Stock, of the Reorganized Debtor.

1.56           “New Senior Secured Credit Facility” means a new $10.0 million first lien senior secured revolving facility to be available to the Reorganized Debtor, in the form attached to the Disclosure Statement as Exhibit L.

1.57           “New Senior Secured Credit Facility Lenders” means the Persons that shall receive a Pro Rata share of the New Senior Secured Credit Facility.

1.58           “Oil and Gas Leases” means any and all unexpired instruments in favor of the Debtor by which a leasehold or working interest is created in oil and gas and/or other liquid or gaseous hydrocarbons, including methane.

1.59           “Old Securities” mean, collectively, the Interests, and any other note, bond or indenture evidencing or creating any public indebtedness or obligation of the Debtor.

1.60           “Other Priority Claim” means a Claim entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

1.61           “Other Secured Claims” means all Secured Claims against the Debtor other than the CIT First Lien Lender Claims and CIT Second Lien Lender Claims.

1.62           “Pay Status” as to Royalty Claims means the owner of the Royalty Claim (a) whose identity is known; (b) as to which no portion of the Royalty Claim is subject to a dispute; and (c) whose properly executed documents of title, including division orders, require the operator to pay such Royalty Claim in accordance with applicable nonbankruptcy law.  To the extent the ownership of a Royalty Claim is subject to a dispute or is the subject of pending litigation, the Royalty Claim is not in Pay Status.

1.63           “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

1.64           “Petition Date” means the filing date of the voluntary petition for relief under Chapter 11 of the Bankruptcy Code by the Debtor commencing the Chapter 11 Case.

1.65           “Plan Implementation Certificate” means a certificate signed by the Chief Financial Officer of the Debtor, in a form acceptable to the CIT First Lien Lenders, CIT Second Lien Lenders and the New Senior Secured Credit Facility Lenders, certifying that (i) the reconciliation, attached to such certificate, is an accurate and complete analysis/comparison of the Claims listed on the Schedules as compared to the Filed Claims; (ii) the attached official claims register, dated as of the Effective Date, is an accurate and complete listing of all Filed Claims; (iii) the estimated Cure costs, the Cure Costs associated with the Retained Plans and the estimated Allowed Claims of Classes 1, 2, 3, 5, 6, 7, 8, and 9, do not exceed $750,000.00.

1.66           “Plan Supplement” means the organizational, corporate, and financing documents that shall be entered into by the Reorganized Debtor to give effect to the Restructuring Transactions.

1.67           “Plan Support Agreement” means the Plan Support and Lock-Up Agreement, dated as of January [ ], 2010, between Cross Canyon and CIT Capital USA, Inc.

1.68           “Priority Tax Claim” means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

1.69           “Pro Rata” means, at any time, the proportion that the principal amount of a Claim or Interest in a particular Class bears to the aggregate principal amount of all Claims or Interests in that Class, calculated as of the Petition Date.

1.70           “Reorganized Debtor” means Cross Canyon as reorganized and reincorporated in Delaware, as fully described in Article III, Section E. of this Plan, from and after the Effective Date.

1.71           “Restructuring Transactions” has the meaning set forth in Article III, Section D.

1.72           “Retained Plans” means the employee compensation and benefit plans, if any, of the Debtor subject to sections 1114 and 1129(a) of the Bankruptcy Code, that are in existence as of the Petition Date, in each case only to the extent set forth in the Plan Supplement.

1.73           “Royalty” means a cost-free share of production from the oil, gas and mineral estate measured by production and/or sale of minerals from the oil, gas and/or mineral leases owned by Cross Canyon.

1.74           “Royalty Claim” means a claim for Royalty arising from the production or sale of oil, gas and/or minerals from oil, gas and/or mineral leases owned by Cross Canyon.

1.75           “Royalty Claimant” means a Person with a Royalty Claim.

1.76           “Schedules” means the schedules of assets and liabilities and statement of financial affairs filed by the Debtor pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007(b), as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

1.77           “Secured Claim” means any Claim, including principal, interest, fees and expenses as determined pursuant to section 506(b) of the Bankruptcy Code, against the Debtor (a) secured, in whole or in part as of the Petition Date, by a Lien on the assets or property of the Debtor, which Lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the assets or property securing any such Claims, or (b) subject to setoff under section 553 of the Bankruptcy Code, but only the extent of the amount subject to such setoff.

1.78           “Series C Preferred Stock” means the Series C Preferred Stock issued by the Debtor.

1.79           “Subordinated Claim” means (i) any Claim against any of the Debtors that is subordinated pursuant to either Section 510(b) or 510(c) of the Bankruptcy Code, which shall include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damages arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim; or (ii) any Claim for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including, without limitation, any such Claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise), and any such Claim asserted by a governmental unit in connection with a tax or other obligation owing to such unit.

B.           Scope of Definitions; Rules of Construction

1.80           Capitalized terms used herein, but not defined herein, shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules.  Definitions shall apply to the plural as well as the singular number.

C.           Rules of Interpretation

1.81           General

In the Plan (a) any reference to a contract, instrument, release or agreement as being in a particular form or on particular terms and conditions means such contract, instrument, release or agreement substantially in such form or on such terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

1.82           “Including”

As used in the Plan, “including” means “including without limitation.”

1.83           “On”

With reference to any distribution under this Plan, “on” a date means on or as soon as reasonably practicable after such date.

1.84           “Contra Proferentum” Rule Not Applicable

This Plan is the product of extensive discussions and negotiations between and among, inter alia, Cross Canyon and CIT Capital USA, Inc.  Both of the foregoing were represented by counsel who either participated in the formulation and documentation of, or were afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and related documents.  Accordingly, the general rule of contract construction known as “contra proferentum” shall not apply to the interpretation of any provision of this Plan, the Disclosure Statement, or any agreement or document generated in connection herewith.

D.           Computation of Time

1.85           Bankruptcy Rule 9006(a) shall apply to computing any period of time prescribed or allowed by the Plan.

ARTICLE II

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.           Classification

2.1           The Plan classifies all Claims and Interests into the Classes listed in Section B of this Article II.  A Claim or Interest is classified in a particular Class only to the extent that the obligation giving rise to such Claim or Interest qualifies within the description of such Class, and is classified in a different Class to the extent any portion thereof qualifies within the description of a different Class. Claims against or Interests in the Debtor are classified in accordance with section 1122(a) of the Bankruptcy Code.

B.           Classes and Treatment of Claims and Interests Therein

2.2           Class 1.                      Administrative Claims.  Class 1 Claims are not Impaired and need not be classified, but are classified herein for administrative convenience.  Each holder of an Allowed Administrative Claim shall be paid in full, in Cash, as soon as reasonably practicable on the later of (a) the Effective Date and (b) the date on which such Administrative Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto.  Class 1 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

2.3           Class 2.                      Priority Tax Claims.  Class 2 Claims are not Impaired.  Each holder of an Allowed Priority Tax Claim shall be paid in full, in Cash, as soon as reasonably practicable on the later of (a) the Effective Date and (b) the date on which such Priority Tax Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto.  Class 2 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

2.4           Class 3.                      Other Priority Claims.  Class 3 Claims are not Impaired.  Class 3 shall include all Priority Claims not included in Classes 1 and 2.  Each holder of an Allowed Class 3 Claim shall be paid in full, in Cash, as soon as reasonably practicable on the later of (a) the Effective Date and (b) the date on which such Other Priority Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto.  Class 3 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

2.5           Class 4(a).                      CIT First Lien Lender Claims.  Class 4(a) Claims are Impaired.  The CIT First Lien Lender Claims shall receive the (a) obligation to be evidenced by the New Senior Secured Credit Facility (in the principal amount of $10 million), and (b) shares of New Senior Preferred Stock in an amount sufficient to liquidate the balance of the Class 4(a) Claims (based on the liquidation preference of the entire New Senior Preferred Stock issue of $23.5 million), in full satisfaction of the CIT First Lien Lender Claims.  As Class 4(a) is Impaired, it is entitled to vote to accept or reject the Plan.

2.6           Class 4(b).                      CIT Second Lien Lender Claims.  Class 4(b) Claims are Impaired.  The CIT Second Lien Lender Claims shall receive (a) shares of New Senior Preferred Stock, with a liquidation preference equal to $23.5 million, less the share of the New Senior Preferred Stock allocated to Class 4(a), and (b) 95% of the New Common Stock in full satisfaction of the CIT Second Lien Lender Claims; provided, however, that if the Bankruptcy Court determines that the Debtor is or was required to solicit Class 11 with respect to acceptances and rejections of the Plan, on account of their Interests, then the CIT Second Lien Lender Claims shall receive 100% of the New Common Stock, plus the New Senior Preferred Stock as set forth above.  As Class 4(b) is Impaired, it is entitled to vote to accept or reject the Plan.

2.7           Class 5.                      Royalty Claims.  Class 5 Claims are not Impaired.  Each holder of an Allowed Class 5 Claim shall be paid in full, in Cash, as soon as reasonably practicable on the later of (a) the Effective Date and (b) the date when such Royalty Claim (i) becomes an Allowed Claim payable under applicable law or any agreement relating thereto, and (ii) is in Pay Status.  Class 5 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

2.8           Class 6.                      Other Secured Claims.  Class 6 Claims are not Impaired.  Class 6 shall include all Secured Claims other than Class 4 and Class 5 Claims.  Each holder of an Allowed Class 6 Claim shall be paid in full, in Cash, as soon as reasonably practicable on the later of (a) the Effective Date and (b) the date on which such Other Secured Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto.  Class 6 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

2.9           Class 7.                      General Unsecured Claims.  Class 7 Claims are not Impaired.  Each holder of an Allowed Class 7 Claim shall be paid in full, in Cash, as soon as reasonably practicable on the later of (a) the Effective Date and (b) the date on which such General Unsecured Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto.  Class 7 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the plan.

2.10           Class 8.  Subordinated Unsecured Claims.  Class 8 Claims are not Impaired.  Each holder of an Allowed Class 8 Claim shall be paid in full, in Cash, as soon as reasonably practicable on the later of (a) the Effective Date and (b) the date on which such Subordinated Unsecured Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto.  Class 8 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the plan.

2.11           Class 9.  Intercompany Claims.  Class 9 Claims are Impaired.  Each holder of an allowed Class 9 Claim shall receive no distribution on account of such Class 9 Claim, as Class 9 shall receive no distribution under the Plan.  Class 9 is deemed to reject the Plan by operation of law and is not entitled to vote to accept or reject the Plan.

2.12           Class 10.                      Class C Preferred Stock Interests.  Class 10 Interests are Impaired.  The Class 10 Interest holder shall receive the New Junior Preferred Stock in full satisfaction of the Class C Preferred Stock Interests.  As Class 10 is Impaired, it is entitled to vote to accept or reject the Plan.

2.13           Class 11.                      Common Stock Interests.  Class 11 Interests are Impaired.  Holders of the Common Stock of the Debtor shall receive their Pro Rata share of 5% of the New Common Stock.  The Debtor has elected not to solicit Class 11, and, as a result, the Debtor has deemed Class 11 to have rejected the Plan.  Should the Bankruptcy Court determine that the Debtor is or was required to solicit Class 11 Common Stock Interest Holders with respect to acceptances and rejections of the Plan, on account of their Interests, then Class 11 shall receive no distribution under the Plan and 100% of the New Common Stock shall be distributed to the Holders of Class 4(b) Claims.

2.14           Class 12.  Common Stock Option Interests.  Class 12 Interests are Impaired.  Each Holder of an allowed Class 12 Interest shall receive no distribution under the Plan.  Class 12 is deemed to reject the Plan by operation of law and is not entitled to vote to accept or reject the Plan.

C.           Aggregation

2.15           If a Person has more than one Claim in the same Class, such Claims shall be aggregated and treated as a single Claim.  If a Person has Claims in different Classes, such claims shall be aggregated only within the same Class and not across Classes.

D.           Alternative Treatment

2.16           Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim or Interest may receive, instead of the distribution or treatment to which it is entitled hereunder, any other lesser distribution or treatment to which it and the Debtor may agree in writing.

ARTICLE III

MEANS FOR IMPLEMENTATION OF THE PLAN

A.           Credit Facility

3.1           The Debtor has a commitment under the Plan Support Agreement from the CIT First Lien Lenders to participate Pro Rata in the New Senior Secured Credit Facility subject to the terms and conditions of the Plan Support Agreement, to enable the Debtor to consummate the Plan and emerge from Chapter 11 as a reorganized entity.

3.2           The security interests and liens securing repayment of the CIT Revolving Loan and the CIT Term Loan shall be released or assigned so that the New Senior Secured Credit Facility shall receive a first priority security interest and lien to secure the repayment of the New Senior Secured Credit Facility.

B.           Satisfaction of Allowed Claims

3.3           The holders of Allowed Claims in Classes 1 through 9 and Allowed Interests in Classes 10 and 11 shall be satisfied in accordance with the terms of this Plan.

C.           Cancellation of Interests; Issuance of New Common Stock

3.4           All Interests of the Debtor shall be cancelled and annulled on the Effective Date.  The Reorganized Debtor shall issue the New Senior Preferred Stock, New Junior Preferred Stock and New Common Stock and distribute same in accordance with the Plan.

D.           Restructuring Transactions

3.5           On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement, the Debtor or Reorganized Debtor shall enter into the restructuring transactions contemplated herein (the “Restructuring Transactions”), and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of its respective businesses or the overall organizational structure of the Debtor.  The actions to be taken by the Debtor and Reorganized Debtor to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition or transfer containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation or reincorporation, including the Certificate of Incorporation and the Certificate of Designations, limited partnership, or formation, merger or consolidation pursuant to applicable state law; and (d) all other actions determined to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring Transactions.  The Plan Supplement evidencing the Restructuring Transactions shall be filed with the Bankruptcy Court at least five (5) Business Days prior to the Confirmation Hearing.  The chairman of the board of directors, president, chief executive officer, chief financial officer, any executive vice president or senior vice president, or any other appropriate officer, manager or managing partner of each of Debtor or Reorganized Debtor, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, agreements or other documents, and take such other actions, as may be reasonably necessary or appropriate, to give effect to and further evidence the terms of this Plan.  The secretary or assistant secretary of the Debtor or the Reorganized Debtor, as appropriate, shall be authorized to certify or attest to any of the foregoing actions.

E.           Continued Corporate Existence; Certificates of Incorporation and By-laws

3.6           The Reorganized Debtor shall continue to exist as a separate legal entity, and it shall be converted from a Nevada corporation to a Delaware corporation under the laws of the State of Delaware.  On the Effective Date, the Reorganized Debtor shall file: (a) the Certificate of Conversion in substantially the form attached to the Disclosure Statement as Exhibit O with the Secretary of State of the State of Delaware; (b) the Certificate of Incorporation in substantially the form attached to the Disclosure Statement as Exhibit P with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”) and; (c) adopt Amended and Restated Bylaws substantially in the form attached to the Disclosure Statement as Exhibit Q.  The Certificate of Incorporation shall, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities.

3.7           The Certificate of Incorporation shall authorize the Reorganized Debtor to issue the New Senior Preferred Stock, New Junior Preferred Stock and New Common Stock.  The holders of New Common Stock will vote as a single class, and each share of New Common Stock will be entitled to one vote in all matters to be voted on by the holders of the New Common Stock; provided, however, that the holders of the shares of New Senior Preferred Stock and New Junior Preferred Stock shall be entitled to vote with the holders of New Common Stock (as a single class) on all matters submitted to a vote of the stockholders of the Reorganized Debtor.

F.           Authority

3.8           Until the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Debtor, its assets and operations.

G.           Substantial Consummation

3.9           On the Effective Date, unless otherwise provided by the Confirmation Order, the following shall occur, be deemed to have occurred simultaneously, and constitute substantial consummation of the Plan: (a) new corporate documents shall be authorized, approved and effective in all respects without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders or directors of the Debtor or the Reorganized Debtor; except that the new organizational documents of the Reorganized Debtor shall be filed as may be appropriate with the applicable Secretary of State as soon as reasonably practicable on or after the Effective Date; (b) the Debtor’s property deemed transferred to the Reorganized Debtor shall automatically vest in the Reorganized Debtor without further action on the part of the Debtor or any other Person; (c) all documents evidencing the New Senior Secured Credit Facility shall have been duly authorized, fully executed and delivered, and (d) the New Senior Preferred Stock, New Junior Preferred Stock and New Common Stock shall have been issued and distributed as provided herein.

H.           Cancellation of Instruments and Agreements

3.10           On the Effective Date, except as otherwise provided herein or in the Confirmation Order, instruments, indentures, notes, warrants, options, share certificates, or other documents (other than any insurance policy of a Debtor) evidencing, giving rise to, or governing any Claim or Interest shall be deemed canceled and annulled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor under such agreements, instruments, indentures, notes, warrants, options, share certificates, or other documents shall be discharged.

I.           Directors and Officers

3.11           On the Effective Date, the officers of the Reorganized Debtor shall be Robert P. Munn, Carl A. Chase and James B. Davis, and the directors of the Reorganized Debtors shall be identified at or prior to the Confirmation Hearing.

J.           Board Observation

3.12           On the Effective Date, the Debtor and CIT shall enter into the Board Observation Agreement in substantially the form attached to the Disclosure Statement as Exhibit R.

K.           Releases

3.13           On the Effective Date, except for Causes of Action arising under the Plan (a) the Administrative Agent, the CIT First Lien Lenders, the CIT Second Lien Lenders and the New Senior Secured Credit Facility Lenders shall forever waive, release, and discharge any and all Causes of Action against the Debtor based, whether in whole or in part, upon any act, omission, event, condition, or thing in existence or that occurred, whether in whole or in part, prior to the Effective Date of the Plan and (b) in exchange for the preceding release and the valuable consideration being provided by the Administrative Agent, the CIT First Lien Lenders and the CIT Second Lien Lenders, in the form of significant compromise and reduction of their Secured Claims, the Debtor shall be deemed to forever waive, release, and discharge any and all Causes of Action against the CIT First Lien Lenders, CIT Second Lien Lenders and the New Senior Credit Facility Lenders based, whether in whole or in part, upon any act, omission, event, condition, or thing in existence or that occurred, whether in whole or in part, prior to the Effective Date of the Plan.  For the purpose of the Releases granted by this section, the CIT First Lien Lenders, CIT Second Lien Lenders and the New Senior Secured Credit Facility Lenders.  For purposes of this Section J, the term “Debtor” shall include its officers, directors, employees, agents, partners, subsidiaries, affiliates, advisors, attorneys, and successors-in-interest.

L.           Certain Retained Causes of Action

3.14           Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall receive by transfer from the Debtor and shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, Causes of Action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or its Estate may hold against any Person and that arose prior to the Effective Date or relates to a Claim.  The Reorganized Debtor may pursue or abandon such retained claims, rights, Causes of Action, suits, or proceedings as appropriate, in accordance with the best interests of the [Estate].

M.           Exemption from Certain Transfer Taxes

3.15           Pursuant to section 1146(a) of the Bankruptcy Code, any transfers or mortgages from or by the Debtor to the Reorganized Debtor or any other Person or entity pursuant to the Plan, including, without limitation, any filings made in connection with the New Senior Secured Credit Facility, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.           Assignment of Litigation Claims.

3.16           The Debtor will assign its Causes of Action or Claims, subject to the limitations set forth in this Plan, whether asserted or unasserted, to the Reorganized Debtor.

ARTICLE IV

PROVISIONS GOVERNING DISTRIBUTIONS

A.           Delivery of Distributions; Undeliverable or Unclaimed Distributions

4.1           Delivery of Distributions in General

The Reorganized Debtor shall make distributions to each holder of an Allowed Claim at the address reflected in the books and records of the Debtor, unless otherwise notified in writing by such holder sufficiently in advance of any distribution to allow the Debtor or Reorganized Debtor to reflect such change on its books and records.

4.2           Undeliverable and Unclaimed Distributions

Any undeliverable or unclaimed distribution under this Plan that does not become deliverable on or before the first anniversary of the Effective Date shall be deemed to have been forfeited and waived, and the Person otherwise entitled thereto shall be forever barred and enjoined from asserting its Claim therefor against, or seeking to recover its distribution from, the Debtor, its Estate, or the Reorganized Debtor.

4.3           Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim or Interest entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

4.4           Fractional Amounts

The distributable amount of New Senior Preferred Stock, New Junior Preferred Stock and New Common Stock may create fractional amounts otherwise distributable to holders of Allowed Class 4(a), 4(b), 10 and 11 Claims and Interests.  Notwithstanding such entitlement, all New Senior Preferred Stock, New Junior Preferred Stock and New Common Stock issued by the Reorganized Debtor pursuant to the Plan will be issued and distributed only in full dollar denominations.  To the extent any holder would be entitled to a fractional denomination of New Senior Preferred Stock, New Junior Preferred Stock and New Common Stock, but for this provision, the denomination of New Senior Preferred Stock, New Junior Preferred Stock and New Common Stock to be issued to such holder shall be rounded downward to eliminate any fractional amount.

B.           Withholding and Reporting Requirements

4.5           Compliance with Applicable Laws.

In connection with this Plan and all distributions hereunder, the Debtor and Reorganized Debtor shall comply with all applicable tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to those requirements.  The Debtor and Reorganized Debtor shall be authorized to take all actions necessary or appropriate to comply with those withholding and reporting requirements.  Notwithstanding any other provision of this Plan, the holders of Interests in the Debtor shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and no distribution shall be made to or on behalf of such holder pursuant to this Plan unless and until such holder has made arrangements satisfactory to the Debtor and Reorganized Debtor for the payment and satisfaction of such tax obligations or has, to the Debtor’s or  Reorganized Debtor’s satisfaction, established an exemption therefrom.  Any distribution to be made pursuant to this Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Article IV, Section A. hereof.

4.6           Tax Identification Numbers

Prior to receiving any distributions under this Plan, each holder of an Allowed Claim shall provide the Debtor/Reorganized Debtor with written notification or confirmation of its federal tax identification number or social security number for the sole purpose of allowing the Debtor and the Reorganized Debtor to comply with the applicable tax laws and rules.

C.           Setoffs

4.7           The Debtor and/or Reorganized Debtor may, but shall not be required to, set off against any Claim, other than the Claims held by the CIT First Lien Lenders and CIT Second Lien Lenders, and the payments or other distributions to be made in respect of that Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claim’s holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any claim that the Debtor or Reorganized Debtor may have.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS,
UNEXPIRED LEASES AND OTHER AGREEMENTS

A.           Assumption/Rejection

5.1           The Debtor anticipates filing on the Petition Date, motions to (a) assume, or (b) reject certain executory contracts and unexpired leases, as provided pursuant to Section 365 of the Bankruptcy Code, among others.  To the extent that any executory contract or unexpired lease is not included in either such motion, then such executory contract and unexpired lease shall be deemed rejected on the Effective Date.

B.           Pass-Through

5.2           Any rights or arrangements necessary or useful to the operation of the Debtor’s business but not otherwise addressed as a Claim or Interest, including non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property licenses, bonding arrangements, operating licenses with the Texas Railroad Commission or other such regulatory authority, and other executory contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment under the Plan or Confirmation Order, be passed through the Chapter 11 Case for the benefit of the Reorganized Debtor and the counterparty or counterparties to such rights or arrangements and left unaltered and unaffected by the Chapter 11 Case.

C.           Oil and Gas Leases

5.3           Oil and Gas Leases do not constitute executory contracts or unexpired leases of real property under section 365 of the Bankruptcy Code.

5.4           Except for (i) the defaults of a kind specified in sections 365(b)(2) and 541(c)(1) of the Bankruptcy Code (which defaults the Debtor and Reorganized Debtor will not be required to cure) or (ii) as otherwise provided herein, the legal, equitable and contractual rights of the counterparties to Oil and Gas Leases shall be unaltered by the Plan.  To the extent a failure by the Debtor or Reorganized Debtor to pay or perform an obligation under an Oil and Gas Lease is a default under any applicable Oil and Gas Lease, such default shall be cured for all purposes by the payments provided for herein or the Reorganized Debtor’s subsequent performance of such obligation with such applicable Oil and Gas Lease deemed to be, or otherwise remaining, in full force and effect for the benefit of the Reorganized Debtor.  To the extent such payment is due and owing on the Effective Date, such payment shall be made, in Cash, on the Effective Date, or upon such other terms as may be agreed to by the Debtor or Reorganized Debtor and the Person to whom such payment is due.  To the extent such payment is not due and owing on the Effective Date, such payment (a) will be made, in Cash, in accordance with the terms of the Oil and Gas Lease (or other agreement) between the parties, or as such payment becomes due and owing under (i) applicable non-bankruptcy law, or (ii) in the ordinary course of business of the Reorganized Debtor or (b) will be made upon other terms as may be agreed upon by the Reorganized Debtor and the Person to whom such payment is due.  To the extent it is impossible for the Reorganized Debtor to cure a default arising from any failure to perform a non-monetary obligation, such default shall be deemed cured by future performance by the Reorganized Debtor in accordance with the terms of the applicable Oil and Gas Lease with the applicable Oil and Gas Lease deemed to be, or otherwise remaining, in full force and effect for the benefit of the Reorganized Debtor.  If there is a dispute as to any cure obligation (including cure payments) between the Debtor/Reorganized Debtor and the lessor of an Oil and Gas Lease, the Reorganized Debtor shall only have to pay or perform as herein provided the non-disputed cure obligation with the balance of the cure payment or cure performance to be made or performed after resolution of such dispute either by (i) agreement of the parties or (ii) resolution by the Bankruptcy Court by a Final Order.

D.           Assumed Executory Contracts and Unexpired Leases

5.5           Each executory contract and unexpired lease that is assumed shall include each term set forth in all (a) amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, and (b) rights appurtenant to property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject filed on or before the Effective Date.

5.6           Amendments, modifications, supplements, and restatements to prepetition executory contracts and unexpired leases that are executed by the Debtor while its Chapter 11 Case is pending, shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any claims that may arise in connection therewith.

E.           Preexisting Obligations to the Debtor Under Executory Contracts and Unexpired Leases

5.7           Rejection or repudiation of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtor under such contracts or leases.  In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtor expressly reserves and does not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtor or Reorganized Debtor, as applicable, from counterparties to rejected or repudiated executory contracts or unexpired leases.

F.           Assumed Contracts and Leases

5.8           Contracts and leases assumed by the Debtor may be performed by the Reorganized Debtor in the ordinary course of business.

G.           Reservation of Rights

5.9           Neither the exclusion nor inclusion of any contract or lease in any pleading, exhibit or otherwise filed in the Chapter 11 Case, nor anything contained in the Plan, shall constitute an admission by the Debtor or the Reorganized Debtor that any such contract or lease is in fact an executory contract or unexpired lease or that the Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Reorganized Debtor shall have thirty days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.           Nonoccurrence of Effective Date

5.10           In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request by the Debtors to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.           Additional Cure Provisions

5.11           Except as otherwise provided in this Article V, such Cure payments shall be effected, or otherwise satisfied, by prompt payment by the Reorganized Debtor as contemplated by Section 365(b)(1)(A) of the Bankruptcy Code.  If there is a dispute regarding (a) the timing of any payment required in order to meet the promptness requirement of 365(b)(1), (b) the nature, extent or amount of any cure requirement, (c) the Reorganized Debtor’s ability to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (d) any other matter pertaining to assumption, cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

J.           Claims Based on Rejection of Executory Contracts and Unexpired Leases

5.12           Unless otherwise provided by a Bankruptcy Court order, any proofs of claim asserting Claims arising from the rejection of the Debtor’s executory contracts and unexpired leases pursuant to the Plan or otherwise must be filed no later than twenty (20) days after the Effective Date.  Any proofs of claim arising from the rejection of the Debtor’s executory contracts or unexpired leases that are not timely filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against the Debtor, its Estate or the Reorganized Debtor, as applicable, without the need for any objection by the Debtor, its Estate or the Reorganized Debtor, as applicable, or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a proof of claim to the contrary.  All Allowed Claims arising from the rejection of the Debtor’s executory contracts and unexpired leases shall be classified as General Unsecured Claims and shall be treated in accordance with the relevant provisions of the Plan; provided, however, if the holder of an Allowed Claim for rejection damages has a properly perfected security interest in any Collateral to secure obligations under such rejected executory contract or unexpired lease, the allowed claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such holder’s interest in the Collateral, with the deficiency, if any, treated as a General Unsecured Claim.

K.           Compensation, Benefit, and Pension Programs

5.13           With the sole exception of the Retained Plans, all employee compensation, benefit and pension plans, and employment agreements or settlements reached thereunder of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, terminated executory contracts.  Each Retained Plan will be treated as if it were an executory contract assumed hereunder, and the Debtor’s respective obligations under each such Retained Plan shall survive Confirmation of this Plan and become obligations of the Reorganized Debtor.

L.           Indemnification Obligations

5.14           Except as otherwise specifically provided herein, any obligations or rights of any Debtor to indemnify, defend or advance expenses to its present and former directors, officers, employees, agents or representatives under its certificate of incorporation, by-laws, employee-indemnification policy, or under state law, or any agreement with respect to any claim, demand, suit, cause of action, or proceeding, shall survive Confirmation of this Plan and become obligations of the Reorganized Debtor.  The employees of the Debtor who become employed by the Reorganized Debtor shall receive indemnification by the Reorganized Debtor in the ordinary course of its business.  Claims against the Debtor for indemnification shall be classified under this Plan as General Unsecured Claims and are payable as Class 7 Claims.

M.           Treatment of Change of Control Provisions

5.15           The entry of the Confirmation Order, consummation of the Plan, and/or any other acts taken to implement the Plan shall not constitute a “change of control” under any provision of any contract, agreement or other document which provides for the occurrence of any event, the granting of any right, or any other change in the then~~-~~existing relationship between the parties upon a change in control.

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN

A.           Classes Entitled To Vote

6.1           Classes 4(a), 4(b) and 10 are Impaired and entitled to vote to accept or reject the Plan.  By operation of law, Classes 1, 2, 3, 5, 6, 7 and 8 are not Impaired, are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.  Class 9 shall receive no distribution under the Plan.  As such, it is deemed to reject the Plan.  Under the applicable provisions of Section 1129 of the Bankruptcy Code, the Debtor is not required to provide a distribution to Class 11 under the Plan.  Notwithstanding the foregoing, the Plan provides for a distribution to Class 11.  Nevertheless, the Debtor has not solicited Class 11 and to the extent the Bankruptcy Court makes a determination that the Debtor is required to solicit Class11, then the Plan provides that Class 11 shall not receive a distribution and 100% of the New Common Stock will be distributed to the Holders of Class 4(b) Claims.

B.           Acceptance by Impaired Classes

6.2           An Impaired Class of Claims or Interests shall have accepted the Plan if (a) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (b) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.  An Impaired Class of Interests shall have accepted the Plan if the holders of at least two thirds in amount of the Allowed Interests have voted to accept the Plan, not counting the vote of any holder designated under section 1126(e).

C.           Cramdown

6.3            The Debtor, as a matter of applicable bankruptcy law, could provide for Class 11 to receive no distribution under the Plan and is providing for Class 12 to receive no distribution.  The Debtor has elected not to solicit Class 11, and, as a result, the Debtor has deemed Class 11 to have rejected the Plan.  Further, the Debtor has not solicited Class 12, and, Class 12 is deemed to reject.  Thus, the Debtor shall request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

ARTICLE VII

CONDITIONS PRECEDENT TO PLAN’S
CONFIRMATION AND EFFECTIVE DATE

A.           Conditions Precedent to Confirmation

7.1           The Plan’s Confirmation is subject to the satisfaction or written waiver of each of the following conditions precedent:

(a)           the Bankruptcy Court finding the prepetition solicitation and the Disclosure Statement to have been adequate and not in violation of law;

(b)           the timely and affirmative election by the New Senior Secured Credit Facility Lenders that they will provide the New Senior Secured Credit Facility;

(c)           the assumption and assignment of all executory contracts and unexpired leases that are not expressly rejected which the Debtor may seek to assume and assign under the Plan;

(d)           approval of the mutual releases as set forth in Article III, Section J.;

(e)           approval of the release of parties as set forth in Article X, Section C. and the injunction against prosecution as provided in Article X, Section E.;

(f)           the Findings and Conclusions be in form and substance and contain findings and conclusions in support of confirmation of the Plan that are reasonably satisfactory to the Debtor and the CIT First Lien Lenders, the CIT Second Lien Lenders and the New Senior Secured Credit Facility Lenders; and

(g)           entry of the Confirmation Order on or before March 15, 2010.

B.           Conditions Precedent to Effective Date

7.2           Effectiveness of the Plan is subject to the satisfaction or written waiver of each of the following conditions precedent:

(a)           the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Debtor and the Administrative Agent, the CIT First Lien Lenders, the CIT Second Lien Lenders and the New Senior Secured Credit Facility Lenders, confirming the Plan, as the same may have been modified;

(b)           the Confirmation Order shall have been entered, no timely appeal shall have been taken from the Confirmation Order, and the Confirmation Order shall have become a Final Order;

(c)           the execution and delivery of the New Senior Secured Credit Facility and of all documents related to the New Senior Secured Credit Facility, as requested by the New Senior Secured Credit Facility Lenders;

(d)           the Debtor and/or Reorganized Debtor shall have executed and delivered all documents necessary to effectuate the issuance of the New Senior Preferred Stock, the New Junior Preferred Stock and the New Common Stock as set forth in the Plan;

(e)           all necessary and material consents, authorizations, and approvals shall have been given or waived for the transfers and transactions described in the Plan, including, without limitation, the transfers of property and the payments described in the Plan, as applicable;

(f)           all conditions to the consummation of the transactions contemplated by the Plan shall have been satisfied or waived;

(g)           delivery of the Plan Implementation Certificate to the Administrative Agent, the CIT First Lien Lenders, the CIT Second Lien Lenders and the New Senior Secured Credit Facility Lenders;

(h)           delivery of a written consent from the Administrative Agent, the CIT First Lien Lenders, the CIT Second Lien Lenders and the New Senior Secured Credit Facility Lenders to the Debtor, providing that the Plan Implementation Certificate is in a form and substance that is acceptable to such parties; and

(i)           delivery by the Administrative Agent, the CIT First Lien Lenders, the CIT Second Lien Lenders and the New Senior Secured Credit Facility Lenders, in their sole discretion, of a written consent to the effectiveness of the Plan.

C.           Waiver of Conditions

7.3           The conditions set forth in sections A and B above can be waived in writing, in whole or in part, jointly by (i) the Debtor and (ii) the Administrative Agent, the CIT First Lien Lenders, the CIT Second Lien Lenders and the New Senior Secured Credit Facility Lenders, at any time without an order of the Bankruptcy Court.  Unless waived, the failure to satisfy any condition precedent to the Effective Date will preclude the Effective Date’s occurrence, regardless of the circumstances giving rise thereto (including any action or inaction by the Debtor or the Reorganized Debtor).  The waiver of any condition to Confirmation or to the Effective Date shall not constitute or be deemed a waiver of any other condition.

ARTICLE VIII

MODIFICATION; WITHDRAWAL

8.1           The Debtor reserves the right to modify the Plan in a manner that is acceptable in writing to the New Senior Secured Credit Facility Lenders, either before or after Confirmation, to the fullest extent permitted under section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.  The Debtor may withdraw the Plan at any time before the Effective Date.

ARTICLE IX

RETENTION OF JURISDICTION

9.1           Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Case and the Plan, to the fullest extent permitted by law, including jurisdiction to:

(a)           enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(b)           hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

(c)           hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

(d)           issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(e)           enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(f)           hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(g)           enforce all orders, judgments, injunctions, releases, exculpations, and rulings entered in connection with the Chapter 11 Case;

(h)           hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(i)           to hear and determine matters relating to the allowance, disallowance, estimation, and liquidation of Claims against the Debtor and to enter or enforce any order requiring the filing of any such Claim before a particular date;

(j)           to determine all applications, Claims, adversary proceedings, and contested matters pending on the Effective Date; and

(k)           enter a final decree closing the Chapter 11 Case.

ARTICLE X

EFFECTS OF CONFIRMATION

A.           Binding Effect and Discharge of the Debtor

10.1           The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims and Interests, and their respective successors and assigns, and all other parties-in-interest in this Chapter 11 Case.  All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against, or Interests in, the Debtor or any of its assets or properties, and, except as otherwise provided herein or in the Confirmation Order, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, upon the Effective Date, the Debtor shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests, including, but not limited to, any conduct of the Debtor and any and all demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtor prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not the holder of a Claim based upon such debt accepted the Plan.  The Confirmation Order shall be a judicial determination of the discharge of all liabilities of the Debtor, subject to the Effective Date occurring.

B.           Vesting

10.2           Except as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date, the Reorganized Debtor shall be vested with all of the property of the Estate free and clear of all Claims, Liens, encumbrances, charges and Interests, and shall thereafter hold, dispose or otherwise deal with such property and operate its business free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.  Prosecution of Causes of Action shall be the exclusive responsibility of the Reorganized Debtor, which shall have sole and absolute discretion over whether to prosecute or settle such Causes of Action.

C.           Exculpation and Limitation of Liability

10.3           Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any claim or right of action, whether in law or equity, whether for breach of contract, statute, or tort claim, against the Debtor, the Estate, the Reorganized Debtor, the Administrative Agent, the CIT First Lien Lenders, CIT Secured Lien Lenders, the New Senior Secured Credit Facility Lenders or any of their respective affiliates, representatives, present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the pursuit of Confirmation of the Plan, consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

D.           Good Faith

10.4           As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtor and the New Senior Secured Credit Facility Lenders have participated in good faith and in compliance with section 1125(e) of the Bankruptcy Code in the offer and issuance of the New Senior Preferred Stock, New Junior Preferred Stock and New Common Stock under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the New Senior Preferred Stock, New Junior Preferred Stock and New Common Stock under the Plan.

E.           Injunction

10.5           Except as otherwise provided in the Plan, from and after the Confirmation Date, all Persons who have held, hold, or may hold Claims against or Interests in the Debtor prior to the Effective Date are permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor, the New Senior Secured Credit Facility Lenders and the Estate on account of any such Claims or Interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

A.           Objections to Claims

11.1           Objections to Claims as to which no objection is pending as of the Confirmation Date may be filed solely by the Debtor or the Reorganized Debtor.  All Objections to Claims shall be filed no later than sixty (60) calendar days after the Claims Bar Date and Governmental Claims Bar Date, respectively; provided, however, that objections to Claims of a “governmental unit” (which for the purpose hereof shall have the meaning ascribed to it in section 502(b)(9) of the Bankruptcy Code) shall be filed no later than 240 calendar days after the Petition Date.  The Reorganized Debtor shall be permitted and shall have the authority to seek one or more extensions of such deadlines from the Bankruptcy Court.

B.           Payment of Statutory Fees

11.2           All fees payable under section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.  All such fees that arise after the Effective Date but before the closing of the Chapter 11 Case shall be paid from funds otherwise available for distribution hereunder.

C.           Severability of Plan Provisions

11.3           If, before Confirmation, the Bankruptcy Court holds that any provision of the Plan is invalid, void or unenforceable, the Debtor, at its option and if acceptable to the New Senior Secured Credit Facility Lenders, may amend or modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or may withdraw the Plan.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been amended or modified in accordance with the foregoing, is valid and enforceable.

D.           Successors and Assigns

11.4           The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

E.           Term of Injunctions or Stays

11.5           Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case, either by virtue of sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, shall remain in full force and effect until all distributions contemplated by this Plan have been made and the Bankruptcy Court has entered an order closing the Chapter 11 Case.  The injunctive provisions of section 524 and 1141 of the Bankruptcy Code and those contained in Article X are permanent and shall not be affected by this provision.

F.           Notices to Debtor

11.6           Any notice, request, or demand required or permitted to be made or provided to or upon the Debtor and the Reorganized Debtor under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually received or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

CROSS CANYON ENERGY CORP.
6630 Cypresswood Drive, Suite. 200
Spring, TX  77379
Fax:	832.559.6088
Attn:	Carl A. Chase

with a copy to:

THOMPSON & KNIGHT LLP
333 Clay Street, Suite 3300
Houston, Texas  77002
Fax:	713.654.1871
Attn:	Rhett G. Campbell

- and-

THOMPSON & KNIGHT LLP
919 Third Avenue, 39th Floor
New York, NY  10019
Fax:	212.751.3113
Attn:	Ira L. Herman

G.           Governing Law

11.7           Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan other than the New Senior Secured Credit Facility, which shall be governed by the laws of the State of New York,  (b) the laws of the state of incorporation of the Debtor shall govern corporate governance matters with respect to such Debtor, and (c) the laws of the state of incorporation of the Reorganized Debtor shall govern corporate governance matters with respect to such Reorganized Debtor, in each case without giving effect to the principles of conflicts of law thereof.

DATED:  January 28, 2010.

Respectfully submitted, CROSS CANYON ENERGY CORP.

By:	/s/ Carl A. Chase
Carl A. Chase Chief Financial Officer